Exhibit 99.2
P r e s s R e l e a s e

FOR IMMEDIATE RELEASE	CONTACT:	Karen Blomquist
Senior Manager, Investor Relations
(603) 773-1212
TIMBERLAND ANNOUNCES ACQUISITION OF IPATH
STRATHAM, NH, April 25, 2007 -The Timberland Company (NYSE: TBL) today announced that it has acquired substantially all of the assets of IPATH, LLC through a new wholly-owned subsidiary, IPATH Footwear Inc. IPATH designs, develops and markets skateboarding-inspired casual footwear, apparel and accessories. The IPATH brand mantra is “Follow Your Path” and the brand represents a melting pot of youth lifestyles, drawing strong influences from music, art and culture. The IPATH business will continue to be led by its founders Brian Krauss and Matt Field with the current management team based in Torrance, California.
Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “We are very excited to welcome IPATH into our business enterprise. Our commitment to Authentic Youth consumers globally is real. IPATH brings a unique and authentic brand, business and consumer relationship, rooted in a distinctive persona that extends far beyond skateboarding. We believe that a combination of highest quality product, a commitment to environmental sustainability, and a unique consumer “voice” make IPATH a powerful source of new growth and excitement within our brand and business portfolio.”
The terms of the transaction were not disclosed. For additional product/brand perspective, visit www.ipath.com. IPATH was represented by Moss Adams Capital.

About Timberland
Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company™, Miōn™, GoLite® and Howies® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East. More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).
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